Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
GeoEye, Inc.
Dulles, Virginia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-128638 and No. 333-136507) of GeoEye, Inc. of our reports dated March 15, 2007, relating to the consolidated financial statements, and the effectiveness of GeoEye, Inc.’s internal control over financial reporting, which appears in this Form 10-K.
BDO Seidman, LLP
Bethesda, Maryland
March 15, 2007